Exhibit 99.1

ADYNXX ANNOUNCES NOTICE OF AWARD FOR $5.7M IN FEDERAL GRANT FUNDING

Award intended to fund Phase 2 study of brivoligide in patients undergoing mastectomy

SAN FRANCISCO, Calif., December 13, 2018 -- Adynxx, Inc., a clinical-stage biotechnology company focused on developing transformative therapies for pain and inflammatory diseases, today announced receipt of Notice of Award from the National Institute on Drug Abuse (NIDA), part of the National Institutes of Health (NIH), for an award to support the clinical development of the company’s lead product candidate, brivoligide injection (brivoligide) for postoperative pain.

“This award provides Adynxx with the opportunity to augment and accelerate the development of brivoligide,” said Dr. Julien Mamet, PhD, founder and Chief Scientific Officer of Adynxx and Co-Primary Investigator on the funding award. “In addition to dramatically reducing postoperative pain, our previous studies have suggested that brivoligide can substantially reduce opioid consumption for up to three months after surgery. We appreciate having the support of NIDA on this unique approach to reducing postoperative opioid utilization and the subsequent risk for opioid use disorders.”

The funding opportunity (RFA-DA-19-002), titled “Development of Medications to Prevent and Treat Opioid Use Disorders and Overdose,” is a UG3/UH3 Phase Innovation Awards Cooperative Agreement involving two phases. The UG3 phase is to support a project with specific milestones to be accomplished by the end of the 2-year period. The UH3 phase is to provide funding for 3 years to a project that successfully completed the milestones set in the UG3 phase. Application budgets are limited to $3 million direct costs per year and UG3 projects that have met their milestones will be considered by NIDA and prioritized for transition to the UH3 phase, with the total funding currently expected to be available under both the UG3 and UH3 phases to be a maximum of $15 million in direct costs.

The grant award received by Adynxx will provide Adynxx with $5.7 million over the two-year UG3 phase to complete a Phase 2 study of brivoligide in patients undergoing mastectomy with immediate tissue expander or implant placement that score high on the Pain Catastrophizing Scale (PCS). Following completion of milestones related to the Phase 2 mastectomy study, Adynxx can receive an additional award over three years for a Phase 3 study of brivoligide. Adynxx has studied brivoligide to date using total knee arthroplasty (TKA) as a surgical model, and this grant allows a broader evaluation of brivoligide in soft-tissue surgeries such as mastectomy.

“This award to Adynxx is recognition of the need to not only provide a non-abusable method to reduce postoperative pain, but also to reduce postoperative opioid utilization in a population of patients who experience increased and prolonged pain and are relatively insensitive to analgesics,” said Dr. Donald C. Manning, MD, PhD, Adynxx Chief Medical Officer and Co-Primary Investigator. “We look forward to rapidly advancing brivoligide toward approval and commercialization to provide a much needed therapy for postoperative pain that can also reduce the need for opioids.”

“This grant is further validation of Adynxx’s novel approach to reducing long-term postoperative pain with the goal of dramatically reducing the need for opioid-based therapies specifically in those patients at the greatest risk of suffering increased and prolonged pain,” added Dennis Podlesak, Adynxx Chairman and Partner of Domain Associates. "Additionally, we believe brivoligide can fundamentally transform the treatment of postoperative pain and help address the national opioid crisis.”

About Adynxx

Adynxx is a clinical stage biopharmaceutical company focused on bringing to market novel, disease-modifying products for the treatment of pain and inflammation. Since its founding in 2007, Adynxx has worked to discover and develop transcription factor decoys to modify the course of pain. Adynxx’s resulting pipeline includes brivoligide, a Phase 2 drug candidate intended to address postoperative pain in a readily-identified group of patients with a greater risk of experiencing increased pain and elevated opioid use following surgery, and AYX2, a pre-clinical candidate intended to treat chronic syndromes of pain, including both inflammatory and neuropathic pain. Both programs were discovered by Adynxx and are part of the AYX decoy technology platform. Adynxx plans to continue development of brivoligide and AYX2, plans to collaborate with twoXAR to use twoXAR’s artificial intelligence-driven drug discovery platform to identify endometriosis treatments, and also seeks to identify potential in-licensing opportunities to build a pipeline of complementary product candidates in pain and inflammation. For more information, visit www.adynxx.com.

About Brivoligide

Brivoligide (formerly AYX1) is an intrathecally-administered, 23 base-pair, double-stranded DNA transcription factor decoy oligonucleotide. It inhibits the transcription factor EGR1 in the dorsal root ganglia (“DRG”) and spinal cord at the time of surgery. EGR1 binds to the promoter regions of many genes associated with nociceptive sensitization and increased pain. EGR1 launches waves of gene regulation at the time of surgery that initiate and maintain neuronal sensitization. This sensitization may lead to increased and prolonged postoperative pain in certain patients, who are relatively insensitive to analgesics and may be at high risk for elevated use of rapidly acting opioids, the type most commonly associated with opioid use disorders. These patients are readily identified using the PCS and represent approximately one third of the surgical population. To date, brivoligide has been evaluated in four clinical studies: a Phase 1 safety study in healthy volunteers (ADYX-001) and three Phase 2 studies in subjects undergoing TKA (ADYX-002, -003 and -004).

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “future,” or “continue” and other similar expressions are intended to identify forward-looking statements. For example, all statements Adynxx makes regarding the initiation, timing, progress, and reporting of results of its preclinical programs, clinical trials, and research and development programs; its ability to advance its product candidates into and successfully initiate, enroll, and complete clinical trials; the timing or likelihood of its regulatory filings and approvals; and success and market acceptance of its products candidates, are forward-looking. All forward-looking statements are based on estimates and assumptions by Adynxx’s management that, although Adynxx believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Adynxx expected. Such risks and uncertainties include, among others, the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of its product candidates; Adynxx’s scientific approach and general development progress; and the availability or commercial potential of Adynxx’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described in Alliqua BioMedical, Inc.’s preliminary proxy statement, filed with the Securities and Exchange Commission on November 26, 2018. Any forward-looking statement speaks only as of the date on which it was made. Adynxx undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Adynxx:

William Martin

Adynxx, Inc.

415-512-7740

Investor Relations:

Patti Bank

Managing Director

Westwicke Partners

415-513-1284

patti.bank@westwicke.com